Exhibit 10.2

EXECUTION COPY

MLA No. RX0583

MASTER LOAN AGREEMENT

          THIS MASTER LOAN AGREEMENT (as the same may be amended, modified, supplemented, extended or restated as provided herein from time to time, this “Agreement”), dated as of January 4, 2008, is made between COBANK, ACB (“CoBank”) and NEW ULM TELECOM, INC., a Minnesota corporation (the “Borrower”).

          WHEREAS, from time to time CoBank may make loans to the Borrower, and in order to reduce the amount of paperwork associated therewith, CoBank and the Borrower would like to enter into a master loan agreement;

          NOW, THEREFORE, in consideration of the foregoing, intending to be legally bound hereby, and in consideration of CoBank making one or more loans to the Borrower, CoBank and the Borrower agree as follows:

          SECTION 1. Supplements. In the event the Borrower desires to borrow from CoBank and CoBank is willing to lend to the Borrower, or in the event CoBank and the Borrower desire to consolidate any existing loans hereunder, the parties will enter into a supplement to this Agreement (each supplement, as it may be amended, modified, supplemented, extended or restated from time to time, a “Supplement” and, collectively, the “Supplements”). Each Supplement will set forth CoBank’s commitment to make a loan or loans (each, a “Loan” and, collectively, the “Loans”) to the Borrower, the amount of the Loan(s), the purpose of the Loan(s), the interest rate or rate options applicable to the Loan(s), the repayment terms of the Loan(s), and any other terms and conditions applicable to the Loan(s). Each Loan will be governed by the terms and conditions contained in this Agreement and in the Supplement and in the Note relating to that Loan.

          SECTION 2. Availability. Advances under the Loans will be made available on any day on which CoBank and the Federal Reserve Banks are open for business (a “Business Day”) upon the telephonic or written request of an authorized employee of the Borrower. Requests for advances under the Loans must be received no later than 12:00 noon Central time on the date the advance is desired or at such earlier date and time as may be specified in the relevant Supplement. Advances under the Loans will be made available by wire transfer of immediately available funds. Wire transfers will be made to such account or accounts as may be designated in writing by the Borrower. In taking actions upon telephonic requests, CoBank shall be entitled to rely on (and shall incur no liability to the Borrower in acting upon) any request made by a person identifying himself or herself as one of the persons designated in writing by the Borrower to request advances under a Delegation and Wire and Electronic Transfer Authorization form with CoBank, so long as any funds advanced are wired to an account previously designated in writing by the Borrower.

          SECTION 3. Notes and Payments. The Borrower’s obligation to repay the Loans made under each Supplement shall be evidenced by a promissory note in form and content acceptable to CoBank (such notes, as they may be amended, modified, supplemented, extended, restated or replaced from time to time, collectively, the “Notes”, and each a “Note”). The Borrower is to make each payment which it is required to make under the terms of this Agreement, each Supplement, each Note, any Interest Rate Agreement (as hereinafter defined in this Section 3) provided by CoBank and all security and other instruments and documents relating hereto and thereto (this Agreement, the Supplements, the Notes, Interest Rate Agreements provided by CoBank, and all such instruments and documents, including, without limitation, all security and guarantee documents described in Section 5 of this Agreement or any Supplement to this Agreement, as they may be amended modified, supplemented, extended or restated from time to time, collectively, at any time, the “Loan Documents”) by wire transfer of immediately available funds, by check, or by automated clearing house (ACH) or by other similar cash handling processes as specified by separate agreement between the Borrower and CoBank. Wire transfers shall be made to ABA No. [omitted] for advice to and credit of CoBank (or to such other account as CoBank may direct by notice). The Borrower shall give CoBank telephonic notice no later than 12:00 noon Central time of its intent to pay by wire. Funds received by wire before 3:00 p.m. Central time shall be credited on the day received and funds received by wire after 3:00 p.m. Central time shall be credited on the next Business Day. Checks shall be mailed to CoBank, at Department 167, Denver, Colorado 80291-0167 (or to such other place as CoBank may direct by notice). Credit for payment by check will not be given until the later of: (i) the day on which CoBank receives immediately available funds; or (ii) the next Business Day after receipt of the check. If any date on which a payment is due under any Loan Document is not a Business Day, then such payment shall be made on the next Business Day and such extension of time shall be included in the calculation of interest due.

“Interest Rate Agreement” means any interest rate swap, hedge, cap, collar or similar agreement or arrangement, in form and content acceptable to CoBank, designed to protect the Borrower against fluctuations in interest rates.

          SECTION 4. Mandatory Repayments; Application.

                    (A) Mandatory Repayments. The Borrower shall repay the Loans as provided in this Subsection 4(A).

                    (1) Repayments from Insurance Proceeds. The Borrower shall repay the Loans in an amount equal to all Net Proceeds (as hereinafter defined in this Subsection 4(A)) received by the Borrower or any of its Subsidiaries (as hereinafter defined in this Subsection 4(A)) (the Borrower and its Subsidiaries, collectively, the “Loan Parties” and each a “Loan Party”) that are insurance proceeds from any Asset Disposition (as hereinafter defined in this Subsection 4(A)) to the extent that such proceeds are not used to repair or replace the lost, damaged or destroyed asset or assets in the business of such Loan Party within 180 days of receipt by such Loan Party of such Net Proceeds. All such repayments shall be applied in accordance with Subsection 4(B) of this Agreement.

“Asset Disposition” shall mean the disposition, whether by sale, lease, transfer, loss, damage, destruction, condemnation or otherwise, by any Loan Party of any or all of such Loan Party’s assets, other than (a) bona fide sales of inventory to customers for fair value in the ordinary course of business, (b) dispositions of obsolete equipment not used or useful in the business of such Loan Party, or (c) dispositions of assets permitted under Subsection 9(E) of this Agreement.

“Net Proceeds” shall mean the cash proceeds received by any Loan Party from any Asset Disposition, debt or equity issuance (including insurance proceeds, awards of condemnation, and payments under notes or other debt securities received in connection with any Asset Disposition), net of (i) the reasonable costs of such sale, lease, transfer, issuance or other disposition (including taxes attributable to such sale, lease, transfer, issuance or other disposition) and (ii) amounts applied to repayment of Indebtedness (as hereinafter defined in Subsection 8(I)(1) of this Agreement), other than Indebtedness outstanding hereunder, secured by a lien on the asset or property disposed.

“Subsidiary” or “Subsidiaries” shall mean, with respect to any entity, any corporation, partnership, association, limited liability company, joint venture or other business entity of which more than 50% of the total voting power of shares of stock (or equivalent ownership or controlling interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that entity or one or more Subsidiaries of that entity or any combination thereof.

                    (2) Repayments from Asset Disposition. Immediately upon receipt by any Loan Party of Net Proceeds (other than insurance proceeds) from any Asset Disposition, the Borrower shall repay the Loans in an amount equal to such Net Proceeds. All such repayments shall be applied in accordance with Subsection 4(B) of this Agreement.

                    (3) Repayments from Debt Incurrence or Equity Issuances. Immediately upon receipt by any Loan Party of Net Proceeds relating to the issuance by any Loan Party of any public or private debt (other than Indebtedness permitted under Subsection 9(A) of this Agreement) or any equity, Borrower shall repay the Loans in an amount equal to such Net Proceeds. All such repayments shall be applied in accordance with Subsection 4(B).

                    (B) Application of Mandatory Repayments; Payment of Breakage Fees, Etc. All repayments made pursuant to Subsection 4(A) of this Agreement shall be applied first pro rata to all term Loans, based upon the principal amount then outstanding, and then pro rata to all revolving Loans, based upon the principal amount of the Commitments (as defined in the Supplements evidencing the revolving Loans); provided, however, that all such repayments made pursuant to Subsection 4(A) of this Agreement by Hutchinson Acquisition Corporation (“Hutchinson”) or any of its Subsidiaries shall be applied first to repay the outstanding principal balance of Loan No. RX0584 evidenced by that certain Master Loan Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time (the “Hutchinson MLA”), dated as of the date hereof, between Hutchinson and CoBank, as supplemented by that certain First Supplement to the Master Loan Agreement, dated as of the date hereof, between Hutchinson and CoBank, that certain Second Supplement to the Master Loan Agreement, dated as of the date hereof, between Hutchinson and CoBank, and that certain Third Supplement to the Master Loan Agreement, dated as of the date hereof, between Hutchinson and CoBank, as each may be amended, restated, supplemented or otherwise modified from time to time (the “Hutchinson Supplements” and together with the Hutchinson MLA, the “Hutchinson Loan”) in accordance with Subsection 4(B) of the Hutchinson MLA; and provided, further, however, that all repayments from the Net Proceeds of the sale of the assets described on Schedule 9(E) shall be applied first and only to the repayment of the term Loan outstanding under the Third Supplement to the Master Loan Agreement, dated as of the date hereof, between Hutchinson and CoBank, and Hutchinson or its Subsidiary, as the case may be, may retain any excess Net Proceeds of such sale following repayment in full of such Loan. The parties hereto contemplate that immediately upon the closing of the Hutchinson Loan, Hutchinson will merge with and into Hutchinson Telephone Company, with Hutchinson Telephone Company being the survivor of such merger and having all rights and obligations of Hutchinson pursuant to the terms of the Hutchinson Loan (the “Merger”). After the Hutchinson Loan has been paid off in full and all revolving commitments pursuant thereto have been reduced in full, all repayments made pursuant to Subsection 4(A) of this Agreement by the Borrower or any of its Subsidiaries, including Hutchinson and its Subsidiaries, shall be applied to any Loan set forth in any Supplement entered into under this Agreement in accordance with this Subsection 4(B). All term Loan repayments made pursuant to this Section 4 will be applied to principal installments in the inverse order of their maturity and to such portions or Portions (as defined in the Supplements evidencing the term Loans) of the term Loans as CoBank shall specify, and all repayments on revolving Loans will be applied to such portions or Portions (as defined in the Supplements evidencing the revolving Loans) of the revolving Loans as CoBank shall specify. The Commitments (as defined in the Supplements evidencing the revolving Loans) also shall be permanently reduced to the extent and in the amount that the Borrower is required, pursuant to this Section 4, to apply mandatory repayments to be made pursuant to this Section 4 (whether or not any advances are then outstanding and available to be repaid thereunder) to revolving Loans, in the inverse order of the Commitment Adjustment Dates (as such terms are defined in the Supplements evidencing the revolving Loans). All reductions provided for in this Section 4 shall be in addition to any voluntary reductions and all scheduled reductions and, accordingly, may result in the termination of the Commitments prior to the Maturity Dates (as defined in the Supplements evidencing the revolving Loans). All repayments required or permitted hereunder shall be accompanied by payment of all applicable Surcharges (as defined in the Supplements evidencing the Loans) and accrued interest on the amount repaid.

          SECTION 5. Security. The Borrower’s obligations under the Loan Documents shall be secured by a statutory first lien on all equity which the Borrower may now own or hereafter acquire or be allocated in CoBank. In addition, the Borrower’s obligations under this Agreement, the Supplements, the Notes, the Interest Rate Agreements provided by CoBank and the other Loan Documents shall be secured as provided in the Supplements, and shall be guaranteed as provided in the Supplements. The Borrower agrees, and agrees to cause each other Loan Party to take such steps (including the execution of such instruments and documents) as CoBank may from time to time reasonably require to enable CoBank to obtain, perfect and maintain its security interests in such property as is described in the Supplements.

          SECTION 6. Conditions Precedent.

                    (A) Conditions to Initial Supplement. CoBank’s obligation to extend credit under the initial Supplement is subject to the conditions precedent that CoBank receive, in form and substance reasonably satisfactory to CoBank, each of the following:

(1) This Agreement, Etc. A duly executed original of this Agreement and all instruments and documents contemplated hereby.

(2) Delegation Form. A duly completed and executed original of a CoBank Delegation and Wire and Electronic Transfer Authorization form.

                 (3) Security. (i) A duly executed copy of each of the security documents required by Section 8 of the First Supplement to the Master Loan Agreement, dated as of the date hereof, between the Borrower and CoBank (the “First Supplement”) and by Section 8 of the Second Supplement to the Master Loan Agreement, dated as of the date hereof, between the Borrower and CoBank (the “Second Supplement”), and (ii) such evidence as CoBank shall require that all steps required by CoBank to obtain and perfect its lien on the security have been taken and that such lien has the priority contemplated by this Agreement.

(4) Corporate Structure. Evidence of satisfactory corporate and capital structure of the Loan Parties, to be determined in CoBank’s reasonable discretion.

                 (5) Discharge of Indebtedness. Evidence satisfactory to CoBank of the repayment of all existing Indebtedness of the Loan Parties, and the release of all related liens upon the receipt of funds from the Loans, except as permitted in Subsection 9(A) of this Agreement.

(6) Origination Fee. Payment by the Borrower, on the Closing Date (as defined in Section 3 of the First Supplement), of a non-refundable origination fee in the amount of $62,500.

                    (B) Conditions to Each Supplement. CoBank’s obligations, if any, to extend credit under, each Supplement, including the initial Supplement, is subject to the conditions precedent that CoBank receives, in form and content reasonably satisfactory to CoBank, each of the following:

(1) Supplement. A duly executed original of such Supplement, the Note relating thereto, and all other instruments and documents contemplated by such Supplement.

                    (2) Evidence of Authority. Such certified board resolutions, evidence of incumbency, and other evidence that CoBank may require that the Supplement, the Note relating thereto and all other instruments and documents executed in connection therewith, and, in the case of the initial Supplement, this Agreement and all instruments and documents executed in connection herewith, have been duly authorized and executed.

(3) Consents and Approvals. Such evidence as CoBank may reasonably require that all required regulatory and other consents and approvals have been obtained and are in full force and effect.

(4) Fees and Other Charges. Payment of all fees and other charges provided for herein or in such Supplement which are due.

(5) Insurance. Such evidence as CoBank may require that Loan Parties are in compliance with Subsection 8(D) of this Agreement.

(6) Evidence of Perfection. Such evidence as CoBank may require that CoBank has a duly perfected first-priority security interest in all collateral contemplated by this Agreement and the Supplement.

                    (7) Opinions of Counsel. Opinions of counsel (who shall be reasonably acceptable to CoBank) to the Borrower and any other party to the Loan Documents (other than CoBank) relating to such Supplement reasonably acceptable to CoBank.

                    (C) Conditions to Each Advance. CoBank’s obligation under each Supplement to make any Loan or advance to the Borrower thereunder is subject to the further conditions set forth in such Supplement and the following conditions precedent:

                    (1) Representations and Warranties. That the representations and warranties of the Borrower and any other party to any Loan Document (other than CoBank) contained in this Agreement, any Supplement and any other Loan Document be true and correct in all material respects on and as of the date of such advance, as though made on and as of such date (and the request for each Loan or advance shall be deemed a remaking of such representations and warranties as of such date by such parties).

                    (2) Events of Default. That no Event of Default (as defined in Section 10 of this Agreement) or event which solely with the giving of notice and/or the passage of time could reasonably be expected to become an Event of Default hereunder (a “Potential Default”), shall have occurred and be continuing.

(3) Other Information. That CoBank receive such other information regarding the condition, financial or otherwise, and operations of the Borrower and any other party to any Loan Document (other than CoBank) as CoBank shall reasonably request and such other opinions, certificates or documents as CoBank shall reasonably request.

          SECTION 7. Representations and Warranties. The execution by the Borrower of each Supplement and each request for an advance thereunder constitutes a representation and warranty to CoBank that:

                    (A) Application. Each representation and warranty and all other information set forth in any application or other document submitted in connection with, or to induce CoBank to enter into, such Supplement is correct in all material respects as of the date of the Supplement or request for advance, except for representations and warranties that are date-specific, which shall be correct in all material respects as of the reference date.

                    (B) Disclosure. No representation or warranty of the Borrower contained in this Agreement, the financial statements referred to in Subsection 7(F) of this Agreement, any other document, certificate or written statement furnished to CoBank by or on behalf of any Loan Party for use in connection with the Loan Documents contains any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.

                    (C) Organization; Powers; Etc. Each Loan Party (i) is duly incorporated, organized, or formed (as applicable), validly existing, and in good standing under the laws of its state of incorporation, organization or formation (as applicable); (ii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of its properties or the nature of its business requires such qualification unless the failure to so qualify will not have a Material Adverse Effect (as hereinafter defined); (iii) has all requisite legal and corporate, partnership or limited liability company power (as applicable) to own and operate its assets and to carry on its business and to enter into and perform its obligations under the Loan Documents to which it is a party; and (iv) has duly and lawfully obtained and maintained all licenses, certificates, permits, authorizations, approvals, and the like which are necessary in the conduct of its business, or which may be otherwise required by law, which if not obtained and maintained, could have a Material Adverse Effect (as hereinafter defined).

“Material Adverse Effect” means a material adverse effect upon (a) the condition (financial or otherwise), operations, properties or business of any Loan Party or any guarantor of the Borrower’s obligations hereunder, or (b) the ability of any Loan Party to perform its obligations under the Loan Documents or any guarantor of the Borrower’s obligations hereunder to which it is a party.

                    (D) Due Authorization; No Violations; Etc. The execution and delivery by each Loan Party of, and the performance by each Loan Party of its obligations under, the Loan Documents to which it is a party have been duly authorized by all requisite corporate, partnership or limited liability company action (as applicable) and do not and will not (i) violate its articles or certificate of incorporation, articles or certificate of organization or articles or certificate of formation (as applicable), its bylaws, partnership agreement or operating agreement (as applicable), any provision of any law, rule or regulation, any judgment, order or ruling of any court or Governmental Authority (as hereinafter defined in Section 18 of this Agreement) any agreement or any indenture, mortgage, or other instrument to which any Loan Party is a party or by which any Loan Party or any of their respective properties are bound, or (ii) be in conflict with, result in a breach of, or constitute with the giving of notice or lapse of time, or both, a default under any such agreement, indenture, mortgage, or other instrument. All actions on the part of the shareholders, partners or members (as applicable) of each Loan Party necessary in connection with the execution and delivery by each Loan Party of, and the performance by each Loan Party of their respective obligations under, the Loan Documents to which it is a party have been taken and remain in full force and effect.

                    (E) Binding Agreement. Each of the Loan Documents to which any Loan Party is a party is, or when executed and delivered will be, the legal, valid, and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, subject only to limitations on enforceability imposed by (i) applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally, and (ii) general equitable principles.

                    (F) Financial Statements, Budgets, Projections, Etc. All financial statements of any entity submitted to CoBank in connection with, or to induce CoBank to enter into, this Agreement or any Supplement fairly and fully present the financial condition of such entity in all material respects and the results of such entity’s operations for the periods covered thereby, and are prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied, except, in the case of any unaudited financial statements, the omission of footnotes and, in the case of any interim financial statements, the omission of footnotes and normal year-end adjustments. As of the date of such financial statements, there were no material liabilities of such entity, fixed or contingent, not reflected in such financial statements or the notes thereto. Since the date of such financial statements, there has been no material adverse change in the financial condition or operations of such entity. All budgets, projections, feasibility studies, and other documentation submitted by any Loan Party to CoBank in connection with, or to induce CoBank to enter into, such Supplement are based upon assumptions that are reasonable and realistic, and as of the date of such Supplement or request for advance, no fact has come to light, and no event or transaction has occurred, which would cause any such assumption not to be reasonable or realistic.

                    (G) Consents and Approvals.

                    Except as contemplated in Section 18 of this Agreement, no consent, permission, authorization, order or license of any Governmental Authority or of any party to any agreement to which any Loan Party is a party or by which it or any of its respective property may be bound or affected, is necessary at the time this representation is being made or remade in connection with the project, acquisition or other activity being financed by such Supplement, the execution, delivery, performance or enforcement of the Loan Documents or the creation and perfection of the liens and security interests granted thereby, except as such have been obtained and are in full force and effect or which are required in connection with the enforcement of or exercise of remedies under any Loan Document.

                    (H) Compliance. Each Loan Party is in compliance with all of the terms of the Loan Documents to which it is a party and no Event of Default or Potential Default exists.

                    (I) Compliance with Laws. Each Loan Party is in compliance in all material respects with all laws, rules, regulations, ordinances, codes, orders, and the like (collectively, “Laws”), the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

                    (J) Environmental Compliance. Without limiting the provisions of Subsection 7(I) of this Agreement, other than as disclosed on Schedule 7(J) to this Agreement, all property owned or leased by any of the Loan Parties and all operations conducted by them are in compliance in all material respects with all Laws relating to environmental protection, the failure to comply with which could have a Material Adverse Effect.

                    (K) Litigation. There are no pending legal, arbitration, or governmental actions or proceedings to which any Loan Party is a party or to which any their respective properties are subject which, if adversely determined, could have a Material Adverse Effect, and to the best of the Borrower’s knowledge, no such actions or proceedings are threatened or contemplated.

                    (L) Principal Place of Business; Records. The principal place of business and chief executive office of the Borrower and the place where the records required by Subsection 8(F) of this Agreement are kept is at the address of the Borrower shown in Section 15 of this Agreement.

                    (M) Employee Benefit Plans. Each Loan Party is in compliance in all material respects with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the regulations and published interpretations thereunder, the failure to comply with which could have a Material Adverse Effect.

                    (N) Taxes. Each Loan Party has filed or caused to be filed prior to delinquency all federal, state and local tax returns that are required to be filed, and has paid and shall continue to pay when due all taxes as shown on such returns, and has paid and shall continue to pay when due all other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable, except where the payment of such tax, assessment, government charge or levy is being contested in good faith and by appropriate proceedings and adequate reserves in compliance with GAAP have been set aside on such Loan Party’s books therefor.

                    (O) Investment Company Act. No Loan Party is an “investment company” as that term is defined in, or is otherwise subject to regulation under, the Investment Company Act of 1940, as amended.

                    (P) Use of Proceeds. The funds to be borrowed under this Agreement and each Supplement will be used only as contemplated thereby. No part of such funds will be used to purchase any “margin securities” or otherwise in violation of the regulations of the Federal Reserve System.

                    (Q) Subsidiaries. The Loan Parties have no Subsidiaries other than as set forth on Schedule 7(Q) to this Agreement. The Loan Parties are the registered and beneficial owners of the specified percentage of the shares of issued and outstanding capital stock or other equity interests of each of the Subsidiaries as set forth on Schedule 7(Q), which stock and other equity interests are owned free and clear of all liens (other than liens and security interests permitted by Subsection 9(B) of this Agreement), warrants, options, rights to purchase, rights of first refusal and other interests of any person other than CoBank. The stock or other equity interests of each such Subsidiary has been duly authorized and validly issued and is fully paid and non-assessable.

                    (R) Licenses; Permits; Etc. Each Loan Party is the valid holder of all franchises, licenses, certificates, permits, authorizations, approvals and the like which are material to the conduct of its business or which may be required by law, including, without limitation, all licenses and permits of the Federal Communications Commission (the “FCC”), the Minnesota Public Utilities Commission (the “PUC”) and the public utility commissions of any other states in which any Loan Party operates, and all such franchises, licenses, certificates, permits, authorizations, approvals, and the like are in full force and effect.

                    (S) Credit Agreements, Etc. Set forth on Schedule 7(S) hereto is a complete and correct list of all loan agreements, incentives, guarantees, material contingent liabilities, Capital Leases (as defined in Subsection 8(I) of this Agreement), and other credit agreements (including agreements for the issuance of letters of credit) in effect on the date of this Agreement in respect of which any Loan Party is in any manner directly or contingently obligated to any party other than CoBank, taking into account the use of the proceeds of the Loans.

                    (T) Title to Properties. Each Loan Party has such title or leasehold interest in and to the real property owned or leased by it as is necessary or desirable to the conduct of its business and valid and legal title or leasehold interest in and to all of its personal property, including those reflected on the financial statements of the Borrower delivered pursuant to Subsection 8(H) of this Agreement, except those which have been disposed of by a Loan Party subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder.

                    (U) Material Contracts. Each Loan Party has performed all of its material obligations under all Material Contracts (as hereinafter defined in this Subsection 7(U)) and, to the best knowledge of such Loan Party, each other party thereto is in compliance with each such Material Contract. Each such Material Contract is in full force and effect in accordance with the terms thereof. The Borrower has made available a true and complete copy of each such Material Contract for inspection by CoBank.

“Material Contract” means (a) any contract or any other agreement, written or oral, of any Loan Party involving monetary liability of or to any such person in an amount in excess of $250,000 per annum and (b) any other contract or agreement, written or oral, of any Loan Party the failure to comply with which could reasonably be expected to have a Material Adverse Effect; provided, however, that any contract or agreement which is terminable by a party other than any Loan Party without cause upon notice of 90 days or less shall not be considered a Material Contract.

                    (V) Intellectual Property. Each Loan Party owns, or possesses through valid licensing arrangements, the right to use all patents, copyrights, trademarks, trade names, service marks, technology know-how and processes used in or necessary for the conduct of its business as currently or anticipated to be conducted (collectively, the “Intellectual Property Rights”) without infringing upon any validly asserted rights of others. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights. No Loan Party has been threatened with any litigation regarding Intellectual Property Rights that would present a material impediment to the business of any such person.

                    (W) Liens. The property of each Loan Party is subject to no lien, security interest or other encumbrance except as permitted pursuant to Subsection 9(B) of this Agreement.

          SECTION 8. Affirmative Covenants. Unless otherwise agreed to in writing by CoBank, while this Agreement is in effect, the Borrower will, and will cause each other Loan Party to:

                    (A) Existence, Licenses. Etc. (i) Preserve and maintain in full force and effect its existence and good standing in the jurisdiction of its incorporation, organization or formation (as applicable); (ii) qualify and remain qualified to transact business in all jurisdictions where such qualification is required by applicable Laws unless the failure to so qualify will not have a Material Adverse Effect; and (iii) obtain and maintain all licenses, franchises, certificates, permits, authorizations, approvals and the like, which if not obtained and maintained, could reasonably be expected to have a Material Adverse Effect.

                    (B) Compliance with Laws and Agreements. Comply in all material respects with (i) all Laws, the failure to comply with which could reasonably be expected to have a Material Adverse Effect, and (ii) all agreements, indentures, mortgages, and other instruments to which any Loan Party is a party or by which it or any of its property is bound, the failure to comply with which could have a Material Adverse Effect.

                    (C) Compliance with Environmental Laws. Without limiting the provisions of Subsection 8(B) of this Agreement, comply in all material respects with, and cause all persons occupying or present on any properties owned or leased by it to so comply with, all Laws relating to environmental protection, the failure to comply with which could have a Material Adverse Effect.

                    (D) Insurance. Maintain insurance with insurance companies or associations reasonably acceptable to CoBank in such amounts and covering such risks as are usually carried by companies engaged in the same business and similarly situated, and make such increases in the type or amount of coverage as CoBank may reasonably request. All such policies insuring any collateral for the Borrower’s obligations to CoBank shall have lender or mortgagee loss payable clauses or endorsements in form and substance reasonably acceptable to CoBank. Such proceeds shall be applied to the extent applicable as provided in the Loan Documents governing such collateral. At CoBank’s request, the Borrower agrees to deliver to CoBank such proof of compliance with this Subsection 8(D) as CoBank may reasonably require.

                    (E) Property Maintenance. Maintain and preserve all of its property and each and every part and parcel thereof that is necessary to or useful in the ordinary conduct of its business in good repair, working order, and condition, ordinary wear and tear excepted, and in compliance in all material respects with all applicable Laws, and make all alterations, replacements, and improvements thereto as may from time to time be necessary in order to ensure that its properties remain in good working order and condition and compliance. The Borrower agrees that upon the occurrence and continuing existence of an Event of Default, at CoBank’s request, the Borrower will furnish to CoBank, at the Borrower’s own expense, a report on the condition of any Loan Party’s property prepared by a professional reasonably satisfactory to CoBank.

                    (F) Books and Records. Keep adequate records and books of account in which complete and accurate entries will be made in accordance with GAAP consistently applied.

                    (G) Inspection. Permit CoBank or its representatives, upon reasonable notice and during normal business hours or at such other times as the parties may agree, to examine any Loan Party’s properties, books, and records, and to discuss any Loan Party’s affairs, finances, and accounts, with any Loan Party’s officers, directors, employees, and independent certified public accountants.

                    (H) Reports and Notices. Furnish, or cause to be furnished, to CoBank:

                    (1) Annual Financial Statements. As soon as available, but in no event later than 120 days after the end of each fiscal year of the Borrower occurring during the term hereof, annual, audited, consolidated financial statements of the Borrower and its Subsidiaries prepared in accordance with GAAP consistently applied and in a format that demonstrates any accounting or formatting change that may be required by the various jurisdictions in which the business of the Borrower and its Subsidiaries is conducted (to the extent not inconsistent with GAAP). Such financial statements shall: (i) be audited by independent, nationally recognized, certified public accountants selected by the Borrower and reasonably acceptable to CoBank; (ii) be accompanied by a report of such accountants containing an unqualified opinion thereon acceptable to CoBank; (iii) be prepared in reasonable detail, and in comparative form; and (iv) include a balance sheet, a statement of income, a statement of stockholders’ equity, a statement of cash flows, and all notes and schedules relating thereto.

                    (2) Quarterly Financial Statements. As soon as available but in no event later than 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower occurring during the term hereof, unaudited quarterly consolidated financial statements of the Borrower and its Subsidiaries, in each case prepared in accordance with GAAP consistently applied (except for the omission of footnotes and for the effect of normal year-end audit adjustments) and in a format that demonstrates any accounting or formatting change that may be required by various jurisdictions in which the business of the Borrower and its Subsidiaries is conducted (to the extent not inconsistent with GAAP). Each of such financial statements shall (i) be prepared in reasonable detail and in comparative form, including a comparison of actual performance to the budget for such quarter and year-to-date, delivered to CoBank under Subsection 8(H)(3) of this Agreement, and (ii) include a balance sheet, a statement of income for such quarter and for the period year-to-date, and such other quarterly statements as CoBank may specifically request which quarterly statements shall include any and all supplements thereto.

                    (3) Budget. As soon as reasonably available, but in no event later than 90 days after the beginning of each fiscal year of the Borrower occurring during the term hereof, Board and management approved operating and capital assets budgets of the Borrower and its Subsidiaries for such fiscal year.

                    (4) Notice of Default. Promptly after becoming aware thereof, notice of (i) the occurrence of any Potential Default or Event of Default under any of the Loan Documents; and (ii) the occurrence of any breach, default, event of default, or other event or the occurrence of any other condition which with the giving of notice or lapse of time, or both, could become a breach, default, or event of default under any agreement, indenture, mortgage, or other instrument (other than the Loan Documents) to which it is a party or by which it or any of its property is bound or affected the occurrence of which could reasonably be expected to have a Material Adverse Effect; provided, however, that the failure to give such notice shall not affect the right and power of CoBank to exercise any and all of the remedies specified herein.

                    (5) Notice of Non-Environmental Litigation. Promptly after the commencement thereof, notice of the commencement of all actions, suits, or proceedings before any Governmental Authority affecting any Loan Party which, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

                    (6) Notice of Environmental Litigation. Without limiting the provisions of Subsection 8(H)(5) of this Agreement, promptly after receipt thereof, notice of the receipt of all pleadings, orders, complaints, indictments, or any other communication alleging a condition that may require any Loan Party to undertake or to contribute to a cleanup or other response under all Laws relating to environmental protection, or which seek penalties, damages, injunctive relief, or criminal sanctions related to alleged violations of such Laws, or which claim personal injury or property damage to any person as a result of environmental factors or conditions.

                    (7) Regulatory and Other Notices. Promptly after filing, receipt or becoming aware thereof, copies of any filings or communications sent to and notices or other communications received by any Loan Party from any Governmental Authority, including, without limitation, the Securities and Exchange Commission, the FCC, the PUC, or any other state utility commission relating to any material noncompliance by such Loan Party with any Laws or with respect to any matter or proceeding the effect of which, if adversely determined, could have a Material Adverse Effect.

(8) Material Adverse Change. Promptly after becoming aware thereof, notice of any matter which has had or could reasonably be expected to have a Material Adverse Effect.

                    (9) Compliance Certificates. Concurrently with each statement required to be furnished pursuant to Subsection 8(H)(1) or 8(H)(2) of this Agreement, a compliance certificate in the form attached hereto as Exhibit A executed by the chief financial officer of the Borrower.

(10) Management Letters. Promptly after receipt thereof, a copy of any management letters submitted to any Loan Party by its independent certified public accountants.

                    (11) ERISA Reportable Events. Within 30 days after it becomes aware of the occurrence of any Reportable Event (as defined in Section 4043 of ERISA) applicable to any Loan Party, a statement describing such Reportable Event and the actions it proposes to take in response to such Reportable Event.

(12) Other Information. Such other information regarding the condition, financial or otherwise, or operations of any Loan Party as CoBank may, from time to time, reasonably request.

                    (I) Financial Covenants. All of the following financial covenants shall, except as expressly provided otherwise, be determined on a consolidated basis and in accordance with GAAP consistently applied:

                    (1) Total Leverage Ratio. The Borrower shall maintain at all times, measured and reported on a consolidated basis as of the last day of each fiscal quarter, a Total Leverage Ratio (as hereinafter defined in this Subsection 8(I)(1) less than or equal to the ratio set forth opposite the period identified below:

Period	Total Leverage Ratio

March 31, 2008 through December 31, 2009	4.50:1.00

January 1, 2010 through December 31, 2010	4.25:1.00

January 1, 2011 through December 31, 2011	4.00:1.00

January 1, 2012 through December 31, 2012	3.75:1.00

January 1, 2013 and thereafter	3.50:1.00

“Total Leverage Ratio” means the ratio derived by dividing (i) Indebtedness (as hereinafter defined in this Subsection 8(I)(1)) on the date of the calculation by (ii) EBITDA (as hereinafter defined in this Subsection 8(I)(1)) for the then most recently completed four fiscal quarters; provided, that (a) for the fiscal quarter ending March 31, 2008, EBITDA shall be calculated for the then most recently completed fiscal quarter multiplied by four, (b) for the fiscal quarter ending June 30, 2008, EBITDA shall be calculated for the then most recently completed two fiscal quarters multiplied by two, and (c) for the fiscal quarter ending September 30, 2008, EBITDA shall be calculated for the then most recently completed three fiscal quarters multiplied by 1.33.

“Indebtedness” means the sum of (i) obligations for borrowed money, including the principal amount of any outstanding Loans, (ii) obligations representing the deferred purchase price of property or services other than accounts payable arising in connection with the purchase of goods or services on terms customary in the trade and not outstanding more than 90 days unless contested in good faith, (iii) obligations, whether or not assumed, secured by liens or a pledge of or an encumbrance on the proceeds or production from property now or hereafter owned or acquired, (iv) obligations which are evidenced by notes, bonds, debentures, acceptances or other instruments, (v) net termination obligations under Interest Rate Agreements not hedging Borrower’s interest rate under the Loans, calculated as of any date of calculation as if such agreements or arrangements were terminated as of such date, (vi) that portion of any obligation with respect to leases of real or personal property which is required to be capitalized under GAAP or which is treated as operating leases under regulations applicable to them but which otherwise would be required to be capitalized under GAAP (each a “Capital Lease”), (vii) the net present value of future extraordinary executive compensation, and (vii) obligations with respect to principal under guarantees and other contingent obligations with respect to the payment of money, whether or not due and payable.

“EBITDA” means the sum of (i) consolidated net income, or deficit, as the case may be (excluding extraordinary gains and losses and the write up of any asset), plus (ii) the following items, to the extent deducted in determining consolidated net income: (a) total interest expense (including non-cash interest), (b) provision for income taxes, (c) depreciation and amortization expenses, (d) unrealized losses on financial derivatives recognized in accordance with SFAS No. 133, (e) extraordinary executive compensation, minus (iii) the following items, to the extent included in determining consolidated net income: (x) unrealized gains on financial derivatives recognized in accordance with SFAS No. 133, (y) interest, dividend and patronage income, and (z) income from unconsolidated subsidiaries, partnerships and joint ventures. EBITDA shall be measured for the then most recently completed four fiscal quarters, adjusted to give effect to any acquisition, sale or other disposition, directly or through a subsidiary, of any operation or business (or any portion thereof) during the period of calculation as if such acquisition, sale or other disposition occurred on the first day of such period of calculation.

                    (2) Debt Service Coverage Ratio. The Borrower shall maintain at all times, measured and reported on a consolidated basis as of the last day of each fiscal quarter, a Debt Service Coverage Ratio (as hereinafter defined in this Subsection 8(I)(2)) equal to or greater than the ratio set forth opposite the period identified below:

Periods	Debt Service Coverage Ratio

March 31, 2008 through December 31, 2010	2.25:1.00

January 1, 2011, and thereafter	1.50:1.00

“Debt Service Coverage Ratio” means the ratio derived by dividing (i) the total of: (a) EBITDA plus (b) cash interest, dividends and patronage income minus (c) cash income taxes and dividends and distributions by (ii) the sum of: (y) all principal payments scheduled (as opposed to mandatory repayments pursuant to Section 4 of this Agreement or any voluntary prepayments) to be made on Indebtedness (or scheduled reductions in commitments on lines of credit to the extent such reductions would cause the repayment of principal amounts then outstanding under such lines) plus (z) cash interest expense, each for the then most recently completed four fiscal quarters; provided that (i) for the fiscal quarter ending March 31, 2008, each item shall be calculated for the then most recently completed fiscal quarter, (ii) for the fiscal quarter ending June 30, 2008, each item shall be calculated for the then most recently completed two fiscal quarters, and (iii) for the fiscal quarter ending September 30, 2008, each item shall be calculated for the then most recently completed three fiscal quarters.

                    (3) Equity to Total Assets Ratio. The Borrower shall maintain at all times, measured and reported on a consolidated basis as of the last day of each fiscal quarter, an Equity to Total Assets Ratio (as hereinafter defined in this Subsection 8(I)(3)) of greater than 40%.

“Equity to Total Assets Ratio” means the ratio derived by dividing (i) the result of (a) total assets minus (b) total liabilities by (ii) total assets, each as of the date of calculation.

                    (4) Maximum Annual Capital Expenditures. Commencing with the year ending December 31, 2008, capital expenditures of the Borrower and its Subsidiaries, measured and reported on a consolidated basis as of each fiscal year end, shall not for such fiscal year exceed the sum of (i) $6,000,000 plus (ii) the excess, if any, of $6,000,000 over the actual amount of capital expenditures for the immediately preceding fiscal year if the Total Leverage Ratio for the fiscal quarter in which such capital expenditure is made or for any succeeding fiscal quarter for the fiscal year in which any capital expenditure is made is equal to or greater than 3.00:1.00 on a pro forma basis.

                    (J) Capital. Acquire non-voting participation certificates in CoBank in such amounts and at such times as CoBank may from time to time require in accordance with its Bylaws and Capital Plan (as each may be amended from time to time), except that the maximum amount of non-voting participation certificates that the Borrower may be required to purchase in connection with a Loan may not exceed the maximum amount permitted by the Bylaws at the time the Supplement relating to such Loan is entered into or such Loan is renewed or refinanced by CoBank. The rights and obligations of the parties with respect to such non-voting participation certificates and any patronage or other distributions made by CoBank shall be governed by CoBank’s Bylaws and Capital Plan (as each may be amended from time to time).

                    (K) Taxes. File or caused to be filed prior to delinquency all federal, state and local tax returns that are required to be filed, and pay when due all taxes as shown on such returns, and pay when due all other taxes, assessments and governmental charges or levies upon any Loan Party and any Loan Party’s property, income, profits and assets which are due and payable, except where the payment of such tax, assessment, government charge or levy is being contested in good faith and by appropriate proceedings and adequate reserves in compliance with GAAP have been set aside on such Loan Party’s books therefor.

          SECTION 9. Negative Covenants. Unless otherwise agreed to in writing by CoBank, while this Agreement is in effect the Borrower will not and will cause the other Loan Parties not to:

                    (A) Borrowings. Create, incur, assume, or allow to exist, directly or indirectly, any Indebtedness except for (i) Indebtedness to CoBank, (ii) Indebtedness under purchase money security agreements and Capital Leases, the aggregate principal amount of which shall not exceed $100,000 at any one time, and (iii) Indebtedness of the Loan Parties existing as of the date hereof and described on part (i) of Schedule 7(S).

                    (B) Liens. Create, incur, assume, or allow to exist any mortgage, deed of trust, pledge, lien (including the lien of an attachment, judgment, or execution), security interest, or other encumbrance of any kind upon any of its property, real or personal except as hereinafter provided. The foregoing restrictions shall not apply to (i) liens in favor of CoBank; (ii) liens for taxes, assessments, or governmental charges that are not past due, unless the same are being contested in good faith and by appropriate proceedings and then only if and to the extent reserves required by GAAP have been set aside therefor; (iii) liens, pledges, and deposits under workers’ compensation, unemployment insurance, social security and similar laws; (iv) liens, deposits, and pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), and like obligations arising in the ordinary course of its business; (v) liens imposed by law in favor of mechanics, materialmen, warehousemen, lessors and like persons that secure obligations that are not past due, unless the same are being contested in good faith and by appropriate proceedings and then only if and to the extent reserves required by GAAP have been set aside therefor; (vi) liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property of any Loan Party that, in the reasonable judgment of CoBank, do not materially detract from the value of such real property or impair the use thereof in such Loan Party’s business; (vii) judgment liens, provided enforcement thereof is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP; (viii) purchase money security interests and Capital Leases securing Indebtedness permitted under Subsection 9(A)(ii) of this Agreement in an amount not to exceed the cost incurred to acquire or lease such property, provided further that such security interests and leases do not encumber any property other than the items purchased with the proceeds thereof or leased thereby; (ix) liens securing guarantees in effect on or prior to the date hereof and described on part (ii) of Schedule 7(S); (x) liens in favor of Rural Telephone Finance Cooperative (“RTFC”), provided such liens only encumber Hutchinson’s patronage capital in RTFC; and (xi) customary offset rights arising in the ordinary course of business of brokers and depository banks arising under applicable Law or the terms of a Loan Party’s deposit agreement with such entity.

                    (C) Contingent Liabilities. Assume, guarantee, become liable as a surety, endorse, contingently agree to purchase, or otherwise be or become liable, directly or indirectly (including, but not limited to, by means of a maintenance agreement, an asset or stock purchase agreement, or any other agreement designed to ensure any creditor against loss), for or on account of the obligation of any person or entity, except (i) for Indebtedness to CoBank, (ii) those certain guarantees existing as of the date hereof and described on part (iii) of Schedule 7(S), (iii) for other Indebtedness the aggregate principal amount of which shall not exceed

$200,000 at any one time, and (iv) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of a Loan Party’s business.

                    (D) Fundamental Changes. (i) Unless, and only to the extent required by law, amend, modify or waive any provision of its articles or certificate of incorporation, articles or certificate of organization, articles or certificate of formation (as applicable), bylaws, partnership agreement or operating agreement (as applicable), (ii), except for the Merger, merge or consolidate with any other entity or acquire all or substantially all of the assets of any person or entity, (iii) form or create any Subsidiary, (iv) commence operations under any other name (without providing CoBank 30 days’ prior written notice thereof), organization, or entity, including any joint venture, or (v) issue any additional capital stock or ownership interests.

                    (E) Transfer of Assets. Sell (including, without limitation, pursuant to a sale and leaseback transaction) transfer, lease (including, without limitation, pursuant to a lease and leaseback transaction), enter into any contract for the sale, transfer or lease of, or otherwise dispose of, any of its assets, except (i) bona fide sales of inventory in the ordinary course of its business, (ii) dispositions of obsolete equipment not used or useful in the business of a Loan Party in the ordinary course of business, (iii) those Investments described in Subsection 9(F) (excluding the Investments described in clause (ii) of Subsection 9(F)), which are marketable, for fair market value; (iv) distributions permitted by Subsection 9(I) of this Agreement; (v) leases of real property between the Loan Parties; (vi) the assets, rights and Investments described on Schedule 9(E) for fair market value, and (vii) the personal property identified in that certain Mutual Termination Agreement, dated as of even date herewith, by and among Walter S. Clay, Borrower, and Hutchinson Telephone Company.

                    (F) Loans and Investments. After the date hereof, make any loan or advance to, invest in, purchase or make any commitment to purchase any stock, bonds, notes, or other securities of, any person or entity, excluding customary deposit and similar accounts with banking institutions arising in the ordinary course of a Loan Party’s business (each, whether made directly or indirectly, an “Investment”) other than (i) the Investments existing on the date hereof as set forth on Schedule 9(F) and Schedule 9(E), (ii) stock or other securities of, or investments in CoBank or CoBank investment services or programs, (iii) marketable direct obligations issued or unconditionally guaranteed by the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof, (iv) commercial paper maturing no more than one year from the date issued and, at the time of acquisition, having a rating of at least A- from Standard & Poor’s Rating Service or at least A3 from Moody’s Investors Service, Inc., (v) certificates of deposit or bankers’ acceptances maturing within 1 year from the date of issuance thereof issued by, or overnight reverse repurchase agreements from, any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than $500,000,000, (vi) time deposits maturing no more than 30 days from the date of creation thereof with commercial banks having membership in the Federal Deposit Insurance Corporation in amounts at any one such institution not exceeding the lesser of $100,000 or the maximum amount of insurance applicable to the aggregate amount of Borrower’s deposits at such institution, (vii) additional units in ENTEL Communications, LLC (“Entel”) with a purchase price not to exceed $2,100,000, and

(viii) other Investments in an aggregate amount (based upon original acquisition cost thereof) outstanding at any time not exceeding $250,000.

                    (G) Change in Business. Engage in any business activity or operation different from or unrelated to such Loan Party’s present business activities and operations.

                    (H) Disposition of Licenses. Sell, assign, transfer or otherwise dispose of, or attempt to dispose of, in any way, or fail to preserve and maintain any franchise, license, certificates, permits, authorization, approvals and the like which may be required by law or which are material to the conduct of its business, the disposition of which could have a Material Adverse Effect.

                    (I) Dividends and Other Distributions. Directly or indirectly declare, order, pay, make or set apart any sum for any dividend or any other distribution of assets to the Borrower’s shareholders or retire, redeem, purchase or otherwise acquire for value any capital stock or other ownership interest of the Borrower; provided, however, the Borrower may declare or pay lawful distributions or purchase or acquire its capital stock (i) in an aggregate amount of up to $2,050,000 in any fiscal year if no Potential Default or Event of Default then exists or will result in the succeeding 12 months after such distribution or stock repurchase, based in each case upon the budgets delivered to CoBank pursuant to Subsection 8(H)(3) of this Agreement and reasonably acceptable to CoBank and (ii) in any amount in any fiscal year if (a) the Borrower’s Total Leverage Ratio for the fiscal quarter in which the dividend or distribution is made and each remaining succeeding fiscal quarter of the fiscal year in which the dividend or distribution is made on a pro forma basis equals or is less than 3.50:1.00 and (b) no Potential Default or Event of Default then exists or will result in the succeeding 12 months after such distribution or stock repurchase, based in each case upon the budgets delivered to CoBank pursuant to Subsection 8(H)(3) of this Agreement and reasonably acceptable to CoBank.

                    (J) Transactions with Affiliates. Directly or indirectly to enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (as hereinafter defined) or with any director, officer or employee of any Loan Party or any Affiliate of any Loan Party, except (i) the transactions in the ordinary course of and pursuant to the reasonable requirements of the business of such Loan Party and upon fair and reasonable terms which are fully disclosed to CoBank and are no less favorable to such Loan Party than would be obtained in a comparable arm’s length transaction with a person or entity that is not an Affiliate, (ii) transactions among the Loan Parties, (iii) payment of compensation to directors, officers and employees in the ordinary course of business for services actually rendered in their capacities as directors, officers and employees, provided such compensation is reasonable and comparable with compensation paid by companies of like nature and similarly situated, and (iv) deferred extraordinary executive compensation as described in Schedule 9(J). Notwithstanding the foregoing, upon the election of CoBank, no payments may be made with respect to any items set forth in clause (i) of the preceding sentence upon the occurrence and during the continuation of a Potential Default or an Event of Default.

“Affiliate” means any person or entity: (i) directly or indirectly controlling, controlled by, or under common control with, any Loan Party; (ii) directly or indirectly owning or holding five percent (5%) or more of any equity interest in any Loan Party; or (iii) five percent (5%) or more of whose voting stock or other equity interest is directly or indirectly owned or held by any Loan Party, provided that the beneficial, and not the legal, holder of title to any equity interest in any Loan Party shall be deemed an Affiliate. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or by contract or otherwise.

                    (K) Management Fees and Compensation. Directly or indirectly pay any management, consulting or other similar fees to any person, except legal or consulting fees paid to persons or entities that are not Affiliates of any Loan Party for services actually rendered and in amounts typically paid by entities engaged in such Loan Party’s business and deferred extraordinary executive compensation as described in Schedule 9(J).

                    (L) Negative Pledge to Other Entities. Grant a negative pledge upon any of its property, real or personal, in favor of any other lender of any Loan Party, except in connection with indebtedness under purchase money security agreements and Capital Leases permitted under clause (ii) of Subsection 9(A) of this Agreement, provided that such negative pledge only relates to items purchased with the proceeds thereof or leased thereby.

          SECTION 10. Events of Default. Each of the following shall constitute an “Event of Default” under this Agreement:

                    (A) Payment Default. The Borrower should fail to make any payment to CoBank when due hereunder, under any Note, any Supplement, any Interest Rate Agreement provided by CoBank or under any other Loan Document to which it is a party, or should fail to make any investment in CoBank required to be made hereunder when due.

                    (B) Representations and Warranties. Any opinion, certificate or like document furnished to CoBank by or on behalf of any Loan Party, or any representation or warranty made herein, in any Note, any Supplement or in any other Loan Document, or any factual statement made in any certificate delivered in connection therewith shall prove to have been false or misleading in any material respect on or as of the date made or deemed made.

                    (C) Certain Affirmative Covenants. Any Loan Party should fail to perform or comply with any covenant set forth in Section 8 of this Agreement (other than Subsections 8(H)(4) through Subsection 8(H)(8) and Subsection 8(I)) and such failure continues for 30 days after written notice thereof shall have been delivered by CoBank to the Borrower.

                    (D) Other Covenants and Agreements. The Borrower should fail to perform or comply with Subsections 8(H)(4) through Subsection 8(H)(8), Subsection 8(I), or any other covenant or agreement contained herein or in any other Loan Document or should use the proceeds of any Loan for an unauthorized purpose.

                    (E) Cross-Default. (i) The occurrence of a breach, default, or event of default under any other Loan Document, (ii) the failure, after any applicable grace period, on the part of any Loan Party or any other entity that is a party to any other Loan Document, to observe, keep or perform any covenant or agreement contained in any other Loan Document, or (iii) the failure, after any applicable grace period, on the part of any Loan Party or any other entity that is a party to any other Loan Document to observe, keep or perform any covenant or agreement contained in any agreement (other than the Loan Documents) between such entity and CoBank or any affiliate of CoBank (including, without limitation, Farm Credit Leasing Services Corporation), including, without limitation, any guaranty, loan agreement, lease, security agreement, subordination agreement, mortgage, deed to secure debt, or deed of trust.

                    (F) Other Indebtedness. Any Loan Party or any other guarantor of the Borrower’s obligations hereunder should fail to pay when due any Indebtedness in a principal amount in excess of $250,000or any other event occurs which, under any agreement or instrument relating to such Indebtedness or obligation, has the effect of accelerating or permitting the acceleration of such Indebtedness or obligation, whether or not such Indebtedness or obligation is actually accelerated or, whether or not such Indebtedness is actually accelerated or the right to accelerate is conditioned on the giving of notice, the passage of time, or otherwise, or such person or entity commences the exercise of its remedies against such Loan Party or such guarantor or any of their respective assets.

                    (G) Judgments. A judgment, decree, or order for the payment of money in excess of $250,000 should be rendered against any Loan Party or other any guarantor of the Borrower’s obligations hereunder and either: (i) enforcement proceedings should have been commenced; (ii) a lien prohibited under Subsection 9(B) of this Agreement shall have been obtained; or (iii) such judgment, decree, or order should continue unsatisfied and in effect for a period of 30 consecutive days without being vacated, discharged, satisfied, or stayed pending appeal.

                    (H) Insolvency, Etc. Any Loan Party or any other guarantor of the Borrower’s obligations hereunder should: (i) become insolvent or should generally not, or should be unable to, or should admit in writing its inability to, pay its debts as they come due; or (ii) suspend its business operations or a material part thereof or make an assignment for the benefit of creditors; or (iii) apply for, consent to, or acquiesce in the appointment of a trustee, receiver, or other custodian for it or any of its property or, in the absence of such application, consent, or acquiescence, a trustee, receiver, or other custodian is so appointed; or (iv) commence or have commenced against it any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation Law of any jurisdiction, which, in the case of a proceeding commenced against any Loan Party or any other guarantor of the Borrower’s obligations hereunder, is not dismissed within 45 days.

                    (I) Material Adverse Change. Any event, change or condition not referred to elsewhere in this Section 10 should occur which results in a Material Adverse Effect.

                    (J) Guarantees, Etc. Any guarantee, suretyship, subordination agreement, maintenance agreement, or other agreement furnished in connection with the Borrower’s obligations hereunder and under any Supplement or any Note shall, at any time, cease to be in full force and effect, or shall be revoked or declared null and void, or the validity or enforceability thereof shall be contested by the guarantor, surety or other maker thereof (individually or collectively, the “Guarantor”), or the Guarantor shall deny any further liability or obligation thereunder, or shall fail to perform its obligations thereunder, or any representation or warranty set forth therein shall be breached, or the Guarantor shall breach or be in default under the terms of any other agreement with CoBank (including any loan agreement or security agreement), or a default set forth in Subsection 10(F) through Subsection 10(I) of this Agreement shall occur with respect to the Guarantor or the Guarantor shall die or be determined to be legally incompetent.

                    (K) Security. Any security agreement or other agreement executed by any of the Loan Parties or any other entity (other than CoBank) intended to create a valid and perfected first-priority lien in favor of CoBank, security interest or security title in property as described in a Supplement shall for any reason (other than upon payment in full of the obligations secured thereby) fail (i) to create a valid and perfected lien, security interest, or security title (subject only to such exceptions as are therein permitted) as contemplated by the Supplement, or (ii) to secure thereunder the obligations purported to be secured thereby.

                    (L) ERISA Pension Plans. (i) Any Loan Party or any guarantor of the Borrower’s obligations hereunder fails to make full payment when due of all amounts which, under the provisions of any employee benefit plans or any applicable provisions of the Internal Revenue Code of 1986, as amended from time to time and all rules promulgated thereunder, and any successor statute and regulations (the “IRC”), are required to pay as contributions thereto, and such failure results in or could reasonably be expected to have a Material Adverse Effect; or (ii) an accumulated funding deficiency occurs or exists whether or not waived, with respect to any such employee benefit plans; or (iii) any employee benefit plan of any Loan Party or any guarantor of the Borrower’s obligations hereunder loses its status as a qualified plan under the IRC and such loss results in or could reasonably be expected to have a Material Adverse Effect.

                    (M) Licenses and Permits. (i) The loss, suspension or revocation of, or failure to renew, any franchise, license, certificate, permit, authorization, approval or the like now held or hereafter acquired by any Loan Party, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect or (ii) receipt of notice from any regulatory or Governmental Authority to the effect that such authority intends to replace the management of any Loan Party or assume control over any Loan Party.

                    (N) Material Contracts. Any Loan Party should breach or be in default under a Material Contract in any material respect.

                    (O) Change in Control or Management. The Borrower should fail to own, in the aggregate, directly or indirectly, 100% of the outstanding equity interests of the Subsidiaries existing on the date hereof.

          SECTION 11. Remedies. Upon the occurrence and during the continuance of an Event of Default or any Potential Default, CoBank shall have no obligation to continue to extend credit to the Borrower under any Note or any Supplement and may discontinue doing so at any time without prior notice. Upon the occurrence of an Event of Default under Subsection 10(H) of this Agreement, the entire unpaid principal balance of the Loans, all accrued interest thereon, and all other amounts payable under this Agreement, all Supplements, all Notes and all other Loan Documents and all other agreements between CoBank and the Borrower shall become immediately due and payable without protest, presentment, demand or further notice of any kind, all of which are hereby expressly waived by the Borrower. In addition, upon the occurrence and during the continuance of any Event of Default, CoBank may:

                    (A) Termination and Acceleration. Terminate any commitment and declare the entire unpaid principal balance of the Loans, all accrued interest thereon, and all other amounts payable under this Agreement, all Supplements, all Notes and the other Loan Documents to be immediately due and payable. Upon such a declaration, the unpaid principal balance of the Loans and all such other amounts shall become immediately due and payable, without protest, presentment, demand, or further notice of any kind, all of which are hereby expressly waived by the Borrower.

                    (B) Enforcement. Proceed to protect, exercise, and enforce such rights and remedies as may be provided by this Agreement, any other Loan Document or under applicable Laws. Each and every one of such rights and remedies shall be cumulative and may be exercised from time to time, and no failure on the part of CoBank to exercise, and no delay in exercising, any right or remedy shall operate as a waiver thereof, and no single or partial exercise of any right or remedy shall preclude any other or future exercise thereof, or the exercise of any other right. Without limiting the foregoing, CoBank may hold and/or set off and apply against the Borrower’s obligations to CoBank the proceeds of any equity in CoBank, any cash collateral held by CoBank, or any balances held by CoBank for the Borrower’s account (whether or not such balances are then due).

                    (C) Application of Funds. Apply all payments received by it to the Borrower’s obligations to CoBank in such order and manner as CoBank may elect in its sole discretion; provided that any payments received from any guarantor or from any disposition of any collateral provided by such guarantor shall only be applied against obligations guaranteed by such guarantor.

                    (D) Default Rate of Interest. In addition to the rights and remedies set forth above and notwithstanding any Note or Supplement: (i) if the Borrower fails to purchase any equity in CoBank when required or fails to make any payment to CoBank when due, then at CoBank’s option in each instance, such obligation or payment shall bear interest from the date due to the date paid at 4% per annum in excess of the rate of interest that would otherwise be applicable to such obligation or payment (and in the case of payment obligations for other than principal on the Loans, 6.50% in excess of CoBank’s announced “Base Rate”), (ii) upon the occurrence and during the continuance of an Event of Default, at CoBank’s option in each instance, the unpaid balances of the Loans shall bear interest at 4% per annum in excess of the rate(s) of interest that would otherwise be in effect on the Loans under the terms of the Notes and Supplements and (iii) after the maturity of any Loan, whether by reason of acceleration or otherwise, the unpaid principal balance of the Loan (including without limitation, principal, interest, fees and expenses) shall automatically bear interest at 6.50% per annum in excess of CoBank’s announced “Base Rate”. All interest provided for herein shall be payable on demand and shall be calculated from the date any such payment was due to the date paid on the basis of a year consisting of 360 days.

          SECTION 12. Complete Agreement, Amendments. This Agreement, the Notes, the Supplements and the other Loan Documents are intended by the parties to be a complete and final expression of their agreement. No amendment, modification, or waiver of any provision of this Agreement or the other Loan Documents, and no consent to any departure by any Loan Party herefrom or therefrom, shall be effective unless approved by CoBank and contained in a writing signed by or on behalf of CoBank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. In the event this Agreement is amended or restated, each such amendment or restatement shall be applicable to all Notes and Supplements hereto. Each Note and each Supplement shall be deemed to incorporate all of the terms and conditions of this Agreement as if fully set forth therein. Without limiting the foregoing, any capitalized term utilized in any Note or any Supplement (or in any amendment to this Agreement or any Note or any Supplement) and not otherwise defined in the Note or the Supplement (or amendment) shall have the meaning set forth herein.

          SECTION 13. Other Types of Credit. From time to time, CoBank may issue letters of credit or extend other types of credit to or for the account of the Borrower. In the event the parties desire to do so under the terms of this Agreement, such extensions of credit may be set forth in any Supplement and this Agreement shall be applicable thereto.

          SECTION 14. Applicable Law. Except to the extent governed by applicable federal law, this Agreement, each Note and each Supplement shall be governed by and construed in accordance with the laws of the State of Colorado, without reference to choice of law doctrine.

          SECTION 15. Notices. All notices hereunder or under any Note or any Supplement shall be in writing and shall be deemed to be duly given upon delivery if personally delivered or sent by telegram or facsimile transmission (electronic confirmation received), or 3 days after mailing if sent by express, certified or registered mail, to the parties at the following addresses (or such other address for a party as shall be specified by like notice):

	If to CoBank, as follows:	If to the Borrower, as follows:

	CoBank, ACB	New Ulm Telecom, Inc.
	Interchange Tower, Suite 300	400 Second Street North
	600 Highway 169 South	P.O. Box 697
	Minneapolis, MN 55426-1219	New Ulm, Minnesota 56073-0697
Attn:	Communications and Energy	Attn: Manager
	Banking Group	Fax No.: 507-354-1982
Fax No.: (303) 796-1433

	with a copy to:	with a copy to:

	CoBank, ACB	Lindquist & Vennum PLLP
	5500 South Quebec Street	4200 IDS Center
	Greenwood Village, Colorado 80111	80 South Eighth Street
Attn:	Communications and Energy	Minneapolis, Minnesota 55402
	Banking Group	Attn: Thomas Lovett
	Fax No.: 303-224-2718	Fax No.: 612-371-3207

          SECTION 16. Costs, Expenses and Taxes. To the extent allowed by law, the Borrower agrees to pay all reasonable out-of-pocket costs and expenses (including the fees and expenses of counsel retained or employed by CoBank) incurred by CoBank in connection with the origination, negotiation, documentation, administration, amendment, waiver, extension, collection, and enforcement of this Agreement and the other Loan Documents, including, without limitation, all costs and expenses incurred in obtaining, perfecting, maintaining, determining the priority of, and releasing any security for the Borrower’s obligations to CoBank, and any stamp, intangible, transfer, or like tax payable in connection with this Agreement or any other Loan Document or the recording hereof or thereof.

          SECTION 17. Effectiveness and Severability.

          This Agreement shall continue in effect until: (i) all indebtedness and obligations of the Borrower under this Agreement, all Supplements, all Notes and all other Loan Documents shall have been paid or satisfied; (ii) CoBank has no commitment to extend credit to or for the account of the Borrower under any Supplement; and (iii) either party sends written notice to the other terminating this Agreement. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof.

          SECTION 18. Regulatory Approvals. Upon any action by CoBank to commence the exercise of remedies hereunder, or under the Supplements or other Loan Documents, the Borrower hereby undertakes and agrees on behalf of itself and its Subsidiaries to cooperate and join with CoBank and to cause its Subsidiaries to cooperate and join with CoBank in any application to any regulatory body (including the FCC, the PUC or any other state commission), administrative agency, court or other forum (any such entity, a “Governmental Authority”)

with respect thereto and to provide such assistance in connection therewith as CoBank may request, including, without limitation, the preparation of filings and appearances of officers and employees of the Borrower and its Subsidiaries before such Governmental Authority, in each case in support of any such application made by CoBank, and neither the Borrower nor its Subsidiaries shall, directly or indirectly, oppose any such action by CoBank before any such Governmental Authority.

          SECTION 19. Successors and Assigns. This Agreement, each Note, each Supplement, and the other Loan Documents shall be binding upon and inure to the benefit of the Borrower and CoBank and their respective successors and assigns, except that the Borrower may not assign or transfer its rights or obligations under this Agreement, any Supplement or any other Loan Document without the prior written consent of CoBank.

          SECTION 20. Consent to Jurisdiction. To the maximum extent permitted by law, the Borrower agrees that any legal action or proceeding with respect to this Agreement or any of the other Loan Documents may be brought in the courts of the State of Colorado, or of the United States of America for the District of Colorado, all as CoBank may elect. By execution of this Agreement, the Borrower hereby irrevocably submits to each such jurisdiction, expressly waiving any objection it may have to the laying of venue by reason of its present or future domicile. Nothing contained herein shall affect the right of CoBank to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction or to serve process in any manner permitted or required by law.

          SECTION 21. Waiver of Jury Trial. THE BORROWER AND COBANK HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY SUPPLEMENT, ANY OTHER LOAN DOCUMENT, OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE BORROWER AND COBANK ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE BORROWER AND COBANK FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THE LOAN DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A

TRIAL BY THE COURT. THE BORROWER AND COBANK ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF COBANK.

          SECTION 22. Counterparts. This Agreement, each Note, each Supplement and any other Loan Document may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original and shall be binding upon all parties and their respective permitted successors and assigns, and all of which taken together shall constitute one and the same agreement.

          SECTION 23. Participations, Etc. From time to time, CoBank may sell to one or more banks, financial institutions or other lenders a participation in one or more of the loans or other extensions of credit made pursuant to this Agreement and any Note and any Supplement. However, no such participation shall relieve CoBank of any commitment made to the Borrower hereunder. In connection with the foregoing, CoBank may disclose information concerning the Borrower, any other Loan Party and any guarantor of the Borrower’s obligation hereunder and under such Note and such Supplement, if any, to any participant or prospective participant, provided that such participant or prospective participant agrees to keep such information confidential. CoBank agrees that all loans that are made by CoBank and that are retained for its own account and are not included in a sale of a participation interest shall be entitled to patronage distributions in accordance with the bylaws of CoBank and its practices and procedures related to patronage distribution. Accordingly, all loans that are included in a sale of a participation interest may not receive patronage distributions. Patronage distributions in the event of a sale of a participation interest shall be governed by CoBank’s Bylaws and Capital Plan (as each may be amended from time to time). A sale of a participation interest may include certain voting rights of the participants regarding the Loan hereunder (including, without limitation, the administration, servicing and enforcement thereof). CoBank agrees to give written notification to the Borrower of any sale of a participation interest.

[Signatures commence on following page.]

          IN WITNESS WHEREOF, the Borrower has caused this Agreement to be executed and delivered, and CoBank has caused this Agreement to be executed and delivered, each by their respective duly authorized officer as of the date first shown above.

NEW ULM TELECOM, INC.

By: /s/ Nancy Blakenhagen

Name: Nancy Blakenhagen
Title: Chief Financial Officer

COBANK, ACB

By: /s/ Roger Opp

Name: Roger Opp,
Title: Vice President